Exhibit 99.1

PRESS RELEASE

BigBear.ai Names Former IBM Executive Mandy Long as Chief Executive Officer

Dr. Reggie Brothers Steps Down as CEO and Board Member, Remains Advisor to Company

COLUMBIA, Md.— October 11, 2022—BigBear.ai (NYSE: BBAI), a leader in AI-powered analytics and cyber engineering solutions, today announced that the Board of Directors has appointed former IBM executive Amanda “Mandy” Long as Chief Executive Officer and member of the Board of Directors, effective October 12, 2022. Dr. Reggie Brothers will step down as Chief Executive Officer and from the Board of Directors, transitioning to serve as a Company advisor and Operating Partner at AE Industrial Partners.

Long joins BigBear.ai with 15 years of experience in software and hardware across multiple industries, most recently as an executive at IBM, where she successfully led organizations to launch multiple first-of-their-kind products and made significant contributions to the rapid growth of the IBM Watson artificial intelligence (AI) franchise. During her tenure at IBM, Long had full P&L responsibility for several large and complex global businesses, developing strategies to drive customer adoption of AI and other automation solutions. Long also played a key leadership role in IBM’s organizational transformation, leading the integration and optimization of new business lines for acquired assets, and introducing scalable operational processes, diverse talent curation and retention strategies, and pipeline management strategies.

“Mandy has an impressive record of building global technology portfolios and driving revenue growth and adoption of AI products. She has extensive M&A experience, deep software product experience in regulated and unregulated industries, and has implemented innovative and collaborative workplace environments at scale. With Mandy at the helm, we expect to accelerate BigBear.ai’s ability to bring AI-based products to both Commercial and Federal markets as the Company transitions from a premier services and solutions provider to a technology-led, multi-market leader in AI,” said Peter Cannito, Chairman of the BigBear.ai Board of Directors.

Cannito continued, “Reggie has been instrumental in creating the BigBear.ai vision of putting the power of AI into the hands of decision makers to improve visibility, predictability, and outcomes for critical missions. We are grateful for his leadership in establishing BigBear.ai as a public company, building an experienced and resilient team, and bringing the Company to this point in its lifecycle.”

“I am honored to be named CEO of BigBear.ai, a dynamic company whose technology and expertise is trusted to solve so many critical challenges for our customers – from protecting our nation to helping hospitals deliver the right care at the right time to children who need it most,” said Long. “The opportunity to support the Company in productizing our unique technology assets, scaling into a market leader, and capitalizing on the rapidly growing demand for AI /ML solutions in every sector is a dream come true.”

Executive Bio

Mandy Long previously served as Vice President, IBM IT Automation and Vice President, IBM Integration & Application Platform. Prior to that, she served as General Manager, IBM Watson Health Provider Analytics, as well as Chief Product and Strategy Officer, Artificial Intelligence for IBM Watson. She also previously held Vice President of Product Management positions at Modernizing Medicine and Experian Health. Mandy has received multiple awards and recognition for her accomplishments in the fields of Healthcare IT, including as one of the Most Powerful Women in Healthcare IT from Health Data Management in 2017. She earned a B.A. in Economics from Connecticut College.

About BigBear.ai

BigBear.ai delivers AI-powered analytics and cyber engineering solutions to support mission-critical operations and decision-making in complex, real-world environments. BigBear.ai’s customers, which include the US Intelligence Community and Department of Defense, as well as customers in manufacturing, healthcare, commercial space, and other sectors, rely on BigBear.ai’s solutions to see and shape their world through reliable, predictive insights and goal-oriented advice. Headquartered in Columbia, Maryland, BigBear.ai is a global, public company traded on the NYSE under the symbol BBAI. For more information, please visit: https://bigbear.ai/ and follow BigBear.ai on Twitter: @BigBearai.

Contacts

Tyler Sigmon

BigBear.ai

443-430-2622

Tyler.Sigmon@bigbear.ai

Reevemark

Paul Caminiti/Delia Cannan/Pam Greene

212-433-4600

bigbear.ai@reevemark.com

OR

investors@bigbear.ai